Exhibit 3-a(8)

CERTIFICATE OF MERGER

OF

CHINA SURE WATER (USA) INC.

INTO

BIOMETRICS 2000 CORPORATION

Under Section 904 of the Business Corporation Law

 We the undersigned, being respectively the President of China Sure Water (USA) Inc. and the Chief Executive Officer of Biometrics 2000 Corporation, hereby certify:

1.           The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

2.           The name of the domestic corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the surviving constituent corporation, is Biometrics 2000 Corporation.  The date on which its certificate of incorporation was filed by the Department of State is December 14, 1992.

3.           The name of the foreign constituent corporation, which is being merged into the surviving corporation, and which is hereinafter sometimes referred to as the merged constituent corporation, is China Sure Water (USA) Inc.  The jurisdiction and date of its incorporation is Delaware and February 25, 2008.

4.           As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the class and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger as follows:

China Sure Water (USA) Inc.:

Designation of each outstanding class and series:	Common Stock
Number of outstanding shares of each class:	100,000
Designation of class and series entitled to vote:	Common Stock
Class and series entitled to vote as a class:	Common Stock

Biometrics 2000 Corporation:

Designation of each outstanding class and series:	Common Stock
Number of outstanding shares of each class:	389,214,709
Designation of class and series entitled to vote:	Common Stock
Class and series entitled to vote as a class:	Common Stock

5.           The merger herein certified was authorized in respect of the surviving constituent corporation by vote of the holders of outstanding shares of the corporation entitled to vote on the plan of merger under the certificate of incorporation, having not less than the minimum  requisite proportion of votes, and by the class vote of the holders of outstanding shares having not less than the minimum requisite proportion of votes of each class which are denied voting power under the certificate of incorporation but are entitled to vote by class under paragraph (a)(2) of section 903 of the Business Corporation Law of the State of New York.

6.           The merger herein certified was authorized in respect of the merged constituent corporation in accordance with the laws of its jurisdiction of incorporation and is in compliance with said laws.

7.           The following is a statement of the changes in the certificate of incorporation of the surviving constituent corporation to be effected by the merger.

a.	Article “FIRST” of the certificate of incorporation of Biometrics 2000 Corporation is hereby amended to state:

FIRST.  The name of the Corporation is "China Sure Water (USA) Inc."

b.
Article “FOURTH” of the certificate of incorporation of Biometrics 2000 Corporation is hereby amended so that each of the common shares of the corporation issued and outstanding on the effective date of this Certificate of Merger is hereby changed into a different number of shares by effecting a reverse split of the Corporation’s common stock in a ratio of one to three thousand nine hundred (1-to-3900), as follows:

As a result of the reverse stock split (“Reverse Stock Split”), each three thousand nine hundred (3900) issued and outstanding shares of common stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the corporation or any holder of such common stock, be changed into one (1) share of the corporation’s common stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

i.
Following the effective date and time of this Amendment, each holder of a certificate(s) representing outstanding shares of the Corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent for cancellation, a certificate(s) (“New Certificate”) representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

ii.
From and after the effective date and time of the Amendment, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.

iii.
The Corporation will not issue fractional shares or scrip.  Rather, fractional shares will be rounded up, and stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of New Common Stock for each fraction.

iv.
The Reverse Stock Split reduces the number of issued shares of the Corporation by changing the number of issued and outstanding shares of common stock from 389,214,709 to 99,799 at a ratio of 3900 to 1; and reduces the stated capital of the corporation from $389,215 to $100.

v.
The Corporation is changing the number of authorized but unissued common shares from 10,785,291 to 399,900,201 shares, par value $0.001 per share, by effecting the Reverse Stock Split with respect to the outstanding common shares in the ratio described above.

As a result of the aforestated changes, Article FOURTH is hereby amended to state:

FOURTH.  (A) The aggregate number of shares of stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of 400,000,000 shares, with a par value of $.001 per share, classified as common shares (the “Common Stock”).

8.           China Sure Water (USA) Inc. has not filed an application for authority to do business in the State of New York.

9.           Effective Date.  The merger shall be effective on the date of filing of this certificate of merger .

10.         Non-abandonment.  The plan of merger has not been abandoned.

CHINA SURE WATER (USA) INC.

By: /s/ Xinhong Guo
Name:  Xinhong Guo
Title:    President

BIOMETRICS 2000 CORPORATION

By: /s/ Eytan Sugarman
Name:  Eytan Sugarman
Title:    Chief Executive Officer